Philip Talamo, Investor Relations 212.969.2383 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

News Release

AllianceBernstein Holding L.P. Reports Adjusted 2006 Financial Results
Reflecting Class-Action Claim Processing Error Charge

New York, NY, February 28, 2007 - AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) and AllianceBernstein L.P. (“AllianceBernstein”) today filed annual reports on Form 10-K containing adjusted financial results for the quarter and full year ended December 31, 2006. As contemplated in our January 24, 2007 earnings announcement, both companies’ results have been adjusted for a fourth quarter 2006 charge recorded by AllianceBernstein. The $56.0 million charge ($54.5 million, net of the related income tax benefit) reflects the estimated cost of reimbursing certain clients for the error we made in processing claims for class action settlement proceeds on behalf of these clients, which include some AllianceBernstein-sponsored mutual funds. The charge, which is included in general and administrative expense, is somewhat larger than the amount contemplated in our January 24, 2007 earnings announcement, and reflects our identification of additional class actions and client accounts subject to the claim processing error during an extensive review of our procedures. We continue to believe that most of this cost will ultimately be recovered from residual settlement proceeds and insurance.

AllianceBernstein Holding (The Publicly Traded Partnership):

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Adjusted diluted net income per unit for fourth quarter and full year 2006 were $1.27 and $3.82, respectively, reflecting adjusted net income of $109.4 million and $325.0 million, respectively, compared to the unadjusted amounts announced on January 24, 2007 of $1.48 per Unit and $4.02 per Unit, respectively, and $127.3 million and $342.8 million, respectively.

AllianceBernstein (The Operating Partnership):

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Adjusted net income for the fourth quarter and full year were $366.9 million and $1,108.6 million, respectively, compared to the unadjusted amounts announced on January 24, 2007 of $421.4 million and $1,163.1 million, respectively.

The fourth quarter distribution of $1.48 per AllianceBernstein Holding Unit paid on February 15, 2007 was based on the unadjusted diluted fourth quarter net income per Unit of $1.48 reported on January 24, 2007. As a result, to the extent that all or a portion of the cost is recovered in subsequent periods, we do not anticipate treating those amounts as Available Cash Flow (as defined in AllianceBernstein’s and Holding’s respective limited partnership agreements), and would not distribute those amounts to unitholders.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At December 31, 2006, AllianceBernstein Holding owned approximately 33.1% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 59.9% of the AllianceBernstein Units at December 31, 2006 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 60.3% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. We caution readers to carefully consider our forward-looking statements in light of these factors. Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1A of Form 10-K for the year ended December 31, 2006. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Of course, factors other than those listed in “Risk Factors” could also adversely affect our revenues, financial condition, results of operations, and business prospects.

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The forward-looking statements referred to in the preceding paragraph include statements regarding our estimate of what it will cost us to reimburse certain of our clients for losses arising out of the error related to processing class action claims and our ability to recover most of this cost. Our estimate of the cost is based on our review to date; as we continue our review, our estimate and the ultimate cost we incur may change. Our ability to recover most of the cost of the error depends, in part, on the availability of funds from the related class-action settlement funds, the amount of which is not known, and the willingness of our insurers to reimburse us under existing policies.

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